Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 1, 2012 (except for Note 18, as to which the date is April 12, 2013), with respect to the consolidated financial statements of Fairway Group Holdings Corp. and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Melville, New York

April 12, 2013